UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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RESOURCE CAPITAL CORP.
(Name of Registrant as Specified In Its Charter)

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RESOURCE CAPITAL CORP.
712 Fifth Avenue        New York, NY  10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Thursday, June 24, 2010

To the Stockholders of RESOURCE CAPITAL CORP.:

Notice is hereby given that the annual meeting of stockholders of RESOURCE CAPITAL CORP., a Maryland corporation, will be held at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, on Thursday, June 24, 2010, at 1:00 p.m. (the “Meeting”), for the following purposes:

1.	To elect the eight directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders in 2011.

2.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on our books at the close of business on April 28, 2010, will be entitled to notice of and to vote at the Meeting or any adjournment thereof.  A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at 712 Fifth Avenue, New York, New York 10019.  The stock transfer books will not be closed.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY.  THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.  ONLY PERSONS WHO ARE STOCKHOLDERS AS OF APRIL 28, 2010 OR THEIR DULY AUTHORIZED REPRESENTATIVES OR PROXIES ARE INVITED TO ATTEND THE MEETING.  IF YOU PLAN TO ATTEND YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU.  IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE SHARES AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors,

Michael S. Yecies, Secretary
May 12, 2010

Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on June 24, 2010:

The proxy statement and our 2009 Annual Report are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=192004&p=proxy

RESOURCE CAPITAL CORP.
712 Fifth Avenue                New York, NY  10019

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 24, 2010

ABOUT THE MEETING

Solicitation of Proxies.  This proxy statement and the accompanying proxy are furnished to stockholders of Resource Capital Corp. in connection with the solicitation by our Board of Directors, which we refer to as the Board, of proxies for use at the 2010 annual meeting of stockholders of Resource Capital Corp. to be held on June 24, 2010, at 1:00 p.m., which we refer to as the Meeting, at One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, Pennsylvania, and at any and all adjournments thereof.

Mailing Date.  Our annual report on Form 10-K, including consolidated financial statements, which we refer to as our 2009 Form 10-K, the Notice of Annual Meeting, this proxy statement and the enclosed proxy card are being mailed on or about May 12, 2010.

Who Can Vote.  Only stockholders of record at the close of business on April 28, 2010 will be entitled to notice of and to vote at the Meeting.  Each of the approximately 41,403,172 shares of our common stock issued and outstanding on that date is entitled to one vote at the Meeting.

Voting at the Meeting.  The presence at the Meeting in person or by proxy of holders of outstanding shares of common stock entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum.

In order to be elected as a director as described in Proposal 1 below, a nominee must receive a plurality of all of the votes cast at the Meeting at which a quorum is present.  The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee.  However, the Board does not anticipate that this will occur.  For any other matter which may properly come before the Meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as a broker non-vote as described below, will be voted FOR the election of the directors.

Share of common stock represented at the Meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum for all of the proposals, but will not be considered cast on any proposal on which they were not voted.  A failure by brokers to vote common stock held by them in nominee name will mean that such common stock will not be counted for the purposes of establishing a quorum and will not be voted.  If a broker does not receive voting instructions from the beneficial owner of common stock on a particular matter and indicates on the proxy delivered with respect to such common stock that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” those shares of common stock will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted.  Brokers that are member firms of the New York Stock Exchange, which we refer to as the NYSE, and who hold common stock in street name for customers generally do not have the discretion to vote those shares of common stock with respect to the election of directors if they have not received instructions from the beneficial owners.  With respect to the election of directors described in Proposal 1 below, broker “non-votes” will not be included in the votes deemed to be “cast.”  With respect to any other matter properly brought before the Meeting, abstentions and broker “non-votes” will not be counted as votes cast on any matter, and will have no effect on the results of the votes with respect to such proposals and other matters.

Should any matters not described above be properly presented at the Meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the Meeting or any adjournment, postponement or continuation thereof.

Revocation of Proxies.  If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Other Business.  We do not intend to bring any business before the Meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the Meeting, the persons named in the proxy intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the Meeting pursuant to the discretionary authority granted in the proxy.

Costs.  We pay for the preparation and mailing of the proxy materials.  Our directors, officers and employees may solicit proxies either personally, by letter or by telephone.  We will not specifically compensate our directors, officers or employees for soliciting proxies.  We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy materials to the beneficial owners of our common stock at our expense.

Stockholders Sharing an Address.  Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions.  Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call us to request a separate copy of these materials from: Investor Relations, 712 Fifth Avenue, New York, NY 10019; telephone number (212) 506-3870.  We will promptly deliver a copy of the requested materials.  Similarly, stockholders who have received multiple copies of the proxy materials, and share an address with another stockholder, may write the above address or call the above phone number to request delivery of a single copy of these materials.

Electronic Availability.  The proxy statement and our 2009 Annual Report are available at:
http://phx.corporate-ir.net/phoenix.zhtml?c=192004&p=proxy

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of April 28, 2010, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of common stock, (b) each of our present directors, (c) each of our executive officers and (d) all of our named executive officers and directors as a group.  This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days.  Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

Executive officers and directors: (1)	Shares owned	Percentage
Walter T. Beach (4)(5)	1,058,911	2.56%
Edward E. Cohen (2)(3)	474,120	1.14%
Jonathan Z. Cohen (2)(3)	694,659	1.67%
William B. Hart (5)	31,396	*
Gary Ickowicz (5)	13,876	*
Steven J. Kessler (2)(3)	73,069	*
Murray S. Levin (5)	25,396	*
P. Sherrill Neff (5)	31,396	*

Jeffrey D. Blomstrom (2)(3)	36,276	*
David E. Bloom (2)(3)	247,364	*
Jeffrey F. Brotman (3)	19,267	*
David J. Bryant (2)(3)	76,798	*
All executive officers and directors as a group (12 persons)	2,782,528	6.68%

Owners of 5% or more of outstanding shares:
Resource America, Inc. (6)	2,265,824	5.47%

*      Less than 1%.

(1)	The address for all of our executive officers and directors is c/o Resource Capital Corp., 712 Fifth Avenue, 10th Floor, New York, New York 10019.

(2)
Includes stock options to purchase common shares granted to certain officers and directors as follows:  Mr. E. Cohen – 25,000; Mr. J Cohen – 100,000; Mr. Kessler – 10,000; Mr. Blomstrom – 10,000; Mr. Bloom – 100,000; and Mr. Bryant – 10,000.

(3)
Includes restricted stock awards granted to certain officers and directors as follows:  (i) on December 26, 2007: 60,000 shares to Mr. Bloom; 15% of these shares vested on each of June 30, 2008 and June 30, 2009 and 70% will vest on December 31, 2010; (ii) on January 14, 2008: Mr. Blomstrom – 10,787 shares; Mr. Bloom – 18,878 shares; Mr. Bryant – 13,484 shares; Mr. E. Cohen – 10,787 shares; and Mr. Kessler – 5,393 shares; all these shares vest 33.33% per year; (iii) on July 30, 2009: Mr. Bloom – 24,502 shares; these shares vest in full on July 30, 2010; and (iv) on January 22, 2010: Mr. Blomstrom – 14,450 shares, Mr. Bloom – 19,267 shares; Mr. Brotman – 19,267 shares; Mr. Bryant – 19,267 shares; Mr. J. Cohen – 57,803 shares; and Mr. Kessler – 19,267 shares; all these shares vest 33.33% per year.  Each such person has the right to receive distributions on and vote, but not to transfer, such shares.

(4)
Includes 1,037,515 shares purchased on behalf of accounts managed by Beach Asset Management, LLC, Beach Investment Counsel, Inc. and/or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal and possesses investment and/or voting power over the shares.  The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, Pennsylvania 19428.

(5)
Includes (i) 3,214 shares of restricted stock issued to each of Messrs. Beach, Hart, Levin and Neff on March 8, 2010 which vest on March 8, 2011, and (ii) 4,083 shares of restricted stock issued to Mr. Ickowicz on February 1, 2010 which vest on February 1, 2011.  Each non-employee director has the right to receive distributions on and vote, but not to transfer, such shares.

(6)
Includes (i) 921 shares of restricted stock granted to Resource Capital Manager, Inc., which we refer to as the Manager, in connection with our March 2005 private placement that the Manager has not allocated to its employees, (ii) 100,000 shares purchased by the Manager in our initial public offering, (iii) 900,000 shares purchased by Resource Capital Investor, Inc. in our March 2005 private placement, (iv) 900,000 shares purchased by Resource Capital Investor in our initial public offering, and (v) 364,903 shares transferred to the Manager as incentive compensation pursuant to the terms of its management agreement with us.  The Manager and Resource Capital Investor are wholly-owned subsidiaries of Resource America, Inc.  The address for Resource America, Inc. is 1845 Walnut Street, Suite 1000, Philadelphia, Pennsylvania 19103.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.  Based solely on our review of the reports received by us, we believe that, during fiscal 2009, our officers, directors and greater than ten percent stockholders complied with all applicable filings requirements, except Mr. Bloom inadvertently filed two late Form 4s relating to two restricted stock grants.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board, upon the recommendation of its Nominating and Governance Committee, has nominated Messrs. Walter T. Beach, Edward E. Cohen, Jonathan Z. Cohen, William B. Hart, Gary Ickowicz, Steven J. Kessler, Murray S. Levin and P. Sherrill Neff to serve as our directors until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.  The stockholders have the right to annually elect all eight director nominees to our Board.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Beach, E. Cohen, J. Cohen, Hart, Ickowicz, Kessler, Levin and Neff.  The Board knows of no reason why any nominee would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for director as the Nominating and Governance Committee of the Board may recommend in the place of such nominee.  The Board of Directors recommends that stockholders vote “FOR” all of the nominees.

Information is set forth below regarding the principal occupation of each Board nominee.  There are no family relationships among the nominees except that Jonathan Z. Cohen, our President and Chief Executive Officer and a director, is a son of Edward E. Cohen, a director and our former Chairman.

Nominees for Election

Walter T. Beach, age 43, has been a director since March 2005.  Mr. Beach has been Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997.  From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where, beginning in 1994, he was responsible for the firm’s investment decisions for its principal equity product.  Before that he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm, and an analyst at Industry Analysis Group, an industry and economic consulting firm.  Mr. Beach has served as a director of The Bancorp, Inc., a publicly-traded (NASDAQ: TBBK) bank holding company, and its subsidiary bank, The Bancorp Bank, since 1999.  Mr. Beach has also served as a director of Cohen & Company, a publicly-traded (AMEX: COHN) investment firm specializing in credit-related fixed income products and investments, since December 2009.

Edward E. Cohen, age 71, has been a director since March 2005 and was our Chairman from March 2005 to November 2009.  Mr. Cohen is Chairman of Resource America, Inc., a publicly-traded (NASDAQ: REXI) asset management company and the corporate parent of the Manager, a position he has held since 1990.  He was Resource America’s Chief Executive Officer from 1988 to 2004 and its President from 2000 to 2003.  He is Chairman and Chief Executive Officer of Atlas Energy, Inc. (f/k/a/ Atlas America, Inc.), a publicly-traded (NASDAQ: ATLS) energy company, a position he has held since 2000; Chairman of Atlas Pipeline Holdings GP, LLC, a wholly-owned subsidiary of Atlas Energy that is the general partner of Atlas Pipeline Holdings, L.P., a publicly-traded (NYSE: AHD) holding company, a position he has held since 2006; and Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC, a wholly-owned subsidiary of Atlas Pipeline Holdings that is the general partner of Atlas Pipeline Partners, L.P., a publicly-traded (NYSE: APL) natural gas pipeline company, since its formation in 1999.  He is also Chairman of Brandywine Construction & Management, Inc., a privately-held real estate management company.  From 1981 to 1999 he was Chairman of the Executive Committee of JeffBanks, Inc., a bank holding company acquired by Hudson United Bancorporation.  From 1969 to 1989 he was Chairman of the Executive Committee of State National Bank of Maryland (now a part of Wachovia Bank).

Jonathan Z. Cohen, age 39, has been our Chief Executive Officer, President and a director since March 2005.  Mr. Cohen has been President since 2003, Chief Executive Officer since 2004 and a Director since 2002 of Resource America.  He was Executive Vice President of Resource America from 2001 to 2003, and a Senior Vice President from 1999 to 2001.  He has been Vice Chairman of the Managing Board of Atlas Pipeline Partners GP since its formation in 1999, Vice Chairman of Atlas Energy since 2000 and Vice Chairman of Atlas Pipeline Holdings GP since 2006.  He was the Vice Chairman of RAIT Investment Trust, (now RAIT Financial Trust) a publicly-traded (NYSE: RAS) real estate investment trust, or REIT, from 2003 to 2006, and Secretary, trustee and a member of RAIT’s investment committee from 1997 to 2006.

William B. Hart, age 66, has been a director since March 2005.  Mr. Hart was Chairman of the Board of Trustees of the National Trust for Historic Preservation from 1999 to 2004.  He was also a director of Anthem, Inc. (now Wellpoint, Inc.), a publicly-traded (NYSE: WLP) health insurance company, from 2000 to 2004.  Mr. Hart was Director of SIS Bancorp from 1995 to 2000.  From 1988 to 1999, Mr. Hart served in various positions with Blue Cross/Blue Shield of New Hampshire, ending as Chairman of the Audit Committee and Chairman of the Board of Directors from 1996 to 1999.  He also served as President of the Foundation for the National Capital Region, Washington, DC, from 1993 to 1996 and President of The Dunfey Group, a private investment firm, from 1986 to 1998.  From 1986 to 1994 he was a director of First NH Banks where he was Chairman of the Audit Committee from 1992 to 1994.

Gary Ickowicz, age 54, has been a director since February 2007.  Mr. Ickowicz has been a Managing Principal of Lazard Freres Real Estate Investors, a manager of funds invested in debt and equity securities of North American real estate assets and enterprises, since 2001.  He was a director of Lazard Freres’s real estate investment banking unit from 1989 through 2001.  Since 2000 he has been a director of Grant Street Settlement, and since 2002 he has been a director of NCC/Neumann, both not-for-profit developers of senior housing.  Since 2001 he has been a director of Commonwealth Atlantic Properties, Inc., a privately-held REIT.  From 2001 to 2006 he was a director of Kimsouth, Inc., a joint venture with Kimco Realty Corporation, a publicly-traded (NYSE: KIM) REIT.

Steven J. Kessler, age 67, has been our Chairman since November 2009 and was our Senior Vice President - Finance from September 2005 to November 2009 and, before that, served as our Chief Financial Officer, Chief Accounting Officer and Treasurer from March 2005 to September 2005.  Mr. Kessler has been Executive Vice President of Resource America since 2005 and was Chief Financial Officer from 1997 to December 2009 and Senior Vice President from 1997 to 2005.  He was a Trustee of GMH Communities Trust, a previously publicly traded (NYSE: GCT) specialty housing REIT, from 2004 to 2008 when GCT was sold.  He was Vice President - Finance and Acquisitions at Kravco Company, a then national shopping center developer and operator, from 1994 to 1997.  From 1983 to 1993 he was employed by Strouse Greenberg & Co., a regional full service real estate company, ending as Chief Financial Officer and Chief Operating Officer.  Before that, he was a partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.

Murray S. Levin, age 67, has been a director since March 2005.  Mr. Levin is a senior litigation partner at Pepper Hamilton LLP, a law firm with which he has been associated since 1970.  Mr. Levin served as the first American president of the Association Internationale des Jeunes Avocats (Young Lawyers International Association), headquartered in Western Europe.  He is a past president of the American Chapter and a member of the board of directors of the Union Internationale des Avocats (International Association of Lawyers), a Paris-based organization that is the world’s oldest international lawyers association.  Mr. Levin was a member of the managing board of Atlas Pipeline Partners GP from 2001 to March 2005.

P. Sherrill Neff, age 58, has been a director since March 2005.  Mr. Neff is a founder of Quaker BioVentures, Inc., a life sciences venture fund, and has been a Partner since 2002.  He was a director of Resource America from 1998 to March 2005.  From 1994 to 2002 he was President and Chief Financial Officer, and from 1994 to 2003, a director of Neose Technologies, Inc., a then-publicly-traded (NASDAQ: NTEC) life sciences company.  Mr. Neff was also a director of The Bancorp, Inc. from its formation in 1999 until 2002.  Mr. Neff is on the boards of directors of five privately held Quaker BioVentures portfolio companies.  He is a member of the board of directors of the National Venture Capital Association.

The Board has not adopted specific minimum qualifications or specific qualities or skills for service on the Board, but rather seeks a mixture of skills that are relevant to our business as an externally-managed REIT that focuses primarily upon investments in commercial real estate and commercial finance assets, principally loans and interests in loans.  The following presents a brief summary of the attributes of each director that led to the conclusion that he should serve as such:

Mr. Beach has extensive experience in finance and investment management and a strong financial background.

Mr. E. Cohen has lengthy experience in real estate and real estate finance (a principal business of Resource America), corporate finance (through the formation and funding of public companies such as Atlas Energy, Atlas America, Atlas Pipeline, and Resource America, and his banking experience) and operations of both public and private companies, and is affiliated with the Manager.

Mr. J. Cohen has significant real estate, real estate finance and operational experience as an officer (currently Chief Executive Officer and President) and director of Resource America, and is affiliated with the Manager.

Mr. Hart has extensive experience in finance, investment management and real estate, both as an officer and director of banks and insurance companies, as well as an officer of a private investment firm.

Mr. Ickowicz has broad real estate and real estate finance experience as a principal in the real estate operations of an international investment bank, as a director of a REIT and as a director of three real estate ventures.

Mr. Kessler has a significant financial and accounting background in real estate as the former Chief Financial Officer of Resource America and, previously, as a principal financial officer for a major operator of commercial real estate.

Mr. Levin has a lengthy and diverse legal background and has practiced complex litigation for over forty years.

Mr. Neff has significant experience in investments, operations and finance as a principal or officer of a venture fund, a public company and, prior thereto, as an investment banker.

Non-Director Executive Officers

Jeffrey D. Blomstrom, age 41, has been our Senior Vice President-CDO structuring since March 2005.  Mr. Blomstrom has been President and Managing Director of Resource Financial Fund Management, Inc., an asset management subsidiary of Resource America, since 2003.  Mr. Blomstrom serves as the head of collateral origination and as a member of the credit committee for Trapeza Capital, Resource America’s trust preferred security collateral manager.  From 2001 to 2003 Mr. Blomstrom was a Managing Director at Cohen & Company.  From 2000 to 2001 he was Senior Vice President of iATMglobal.net, Inc., an ATM software development company.  Mr. Blomstrom was, from 1999 to 2000, an associate at Covington & Burling, a law firm, where he focused on mergers and acquisitions and corporate governance.

           David E. Bloom, age 45, has been our Senior Vice President-Real Estate Investments since March 2005.  Mr. Bloom has been Senior Vice President of Resource America since 2001.  He has also been President of Resource Real Estate, Inc., a wholly-owned real estate subsidiary of Resource America, since 2004 and President of Resource Capital Partners, an indirect wholly-owned real estate subsidiary of Resource America, from 2002 to 2006.  From 2001 to 2002 he was President of Resource Properties, a former real estate subsidiary of Resource America.  Before that he was Senior Vice President at Colony Capital, LLC, an international real estate opportunity fund, from 1999 to 2001.  From 1998 to 1999 he was Director at Sonnenblick-Goldman Company, a real estate investment bank.  From 1995 to 1998 he was an attorney at the law firm of Willkie Farr & Gallagher, LLP.

Jeffrey F. Brotman, 47, has been our Executive Vice President since June 2009 and Executive Vice President of Resource America since June 2007.  He was a co-founder of Ledgewood, P.C. (a Philadelphia-based law firm) and affiliated with the firm from 1992 until June 2007, serving as managing partner from 1995 until March 2006.  Mr. Brotman is also a non-active certified public accountant and an Adjunct Professor at the University of Pennsylvania Law School.  Mr. Brotman was Chairman of the Board of Directors of TRM Corporation (a publicly-traded consumer services company) from September 2006 until September 2008 and was its President and Chief Executive Officer from March 2006 through June 2007.

David J. Bryant, age 52, has been our Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer since June 2006.  From 2005 to 2006 Mr. Bryant served as Senior Vice-President, Real Estate Services, at Pennsylvania Real Estate Investment Trust, a publicly-traded (NYSE: PEI) REIT principally engaged in owning, managing, developing and leasing malls and strip centers in the eastern United States.  From 2000 to 2005, Mr. Bryant served as PEI’s Senior Vice President - Finance and Treasurer, and was its principal accounting officer.

Other Significant Employees

The following sets forth certain information regarding other significant employees of the Manager and Resource America who provide services to us:

Christopher D. Allen, age 41, has been our Senior Vice President-Commercial Lending since March 2005.  Mr. Allen has been a Managing Director of Resource Financial Fund Management, Inc., a wholly-owned subsidiary of Resource America, since 2003.  At Resource Financial Fund Management, Mr. Allen is in charge of identifying, implementing and overseeing new leveraged loan and CDO products.  He is a member of the investment committee of Apidos Capital Management, LLC, a wholly-owned asset management subsidiary of Resource America, where he serves as the Chief Operating Officer.  Before joining Resource Financial Fund Management, from 2002 to 2003 he was a Vice President at Trenwith Securities, the investment banking arm of BDO Seidman, LLP, where he was in charge of corporate finance, mergers and acquisitions and restructuring transactions.  From 1994 to 1997 he was an Associate with Citicorp Venture Capital working on leveraged buyout and recapitalization transactions.

Gretchen L. Bergstresser, age 47, has been our Senior Vice President-Bank Loans since March 2005.  Ms. Bergstresser has been the President and Senior Portfolio Manager of Apidos Capital Management since 2005.  Before joining Apidos Capital Management, from 2003 to 2005 she was the Managing Director and Portfolio Manager of MJX Asset Management, a multi-billion dollar boutique asset management firm managing leveraged loans across five structured vehicles.  From 1996 to 2003 Ms. Bergstresser was CDO Portfolio Manager and Head Par Loan Trader at Eaton Vance Management, an investment management company.  From 1995 to 1996 she was a Vice President in the Diversified Finance Division of Bank of Boston.  From 1991 to 1995 she was a Vice President at ING (U.S.), Capital Markets, an investment banking firm.

Crit DeMent, age 57, has been our Senior Vice President-Equipment Leasing since March 2005.  Mr. DeMent has been Chairman and Chief Executive Officer of LEAF Financial Corporation, a majority-owned commercial finance subsidiary of Resource America, since 2001.  Mr. DeMent was Chairman and Chief Executive Officer of its subsidiary, LEAF Asset Management, Inc., from 2002 until 2004.  From 2000 to 2001 he was President of the Small Ticket Group, an equipment leasing division of European American Bank.  Before that, he was President and Chief Operating Officer of Fidelity Leasing, Inc., then the equipment leasing subsidiary of Resource America, and its successor, the Technology Finance Group of CitiCapital Vendor Finance, from 1996 to 2000.  From 1987 to 1996 he was Vice President of Marketing for Tokai Financial Services, an equipment leasing firm.

Thomas C. Elliott, age 37, has been our Senior Vice President-Finance and Operations since September 2006 and, prior to that, was our Chief Financial Officer, Chief Accounting Officer and Treasurer from September 2005 to June 2006.  He was our Senior Vice President - Assets and Liabilities Management from June 2005 until September 2005 and, before that, served as our Vice President - Finance from March 2005.  Mr. Elliott has been Chief Financial Officer of Resource America since December 2009 and Senior Vice President since 2005.  He was Senior Vice President - Finance and Operations of Resource America from 2006 to December 2009; Senior Vice President – Finance from 2005 to 2006 and Vice President - Finance from 2001 to 2005.  From 1997 to 2001 Mr. Elliott was a Vice President at Fidelity Leasing, where he managed all capital market functions, including the negotiation of all securitizations and credit and banking facilities in the U.S. and Canada.  Mr. Elliott also oversaw the financial controls and budgeting departments.

Alan F. Feldman, age 46, has been our Senior Vice President-Real Estate Investments since March 2005.  Mr. Feldman has been Chief Executive Officer of Resource Real Estate since 2004 and Senior Vice President of Resource America since 2002.  Mr. Feldman was President of Resource Properties from 2002 to 2005.  From 1998 to 2002, Mr. Feldman was Vice President at Lazard Freres & Co., an investment banking firm, specializing in real estate mergers and acquisitions, asset and portfolio sales and recapitalization.  From 1992 through 1998, Mr. Feldman was Executive Vice President of PREIT-RUBIN, Inc. the management subsidiary of Pennsylvania Real Estate Investment Trust and its predecessor, The Rubin Organization.  Before that, from 1990 to 1992, he was a Director at Strouse, Greenberg & Co., a regional full service real estate company.

Kevin M. Finkel, age 38, has been our Vice President-Real Estate Investments since January 2006.  He has also been employed by Resource Capital Partners since 2002, having been its Vice President and Director of Acquisitions from 2003 to 2006 and President since 2006.  Mr. Finkel has also been an officer of Resource Real Estate since 2004, and is currently its Executive Vice President and Director of Acquisitions.  In 2000, Mr. Finkel was an investment banking Associate at Lehman Brothers.  From 1998 to 1999, Mr. Finkel was an Associate at Barclays Capital, the investment banking division of Barclays Bank PLC.  From 1994 to 1998, Mr. Finkel was an investment banker at Deutsche Bank Securities, the investment banking division of Deutsche Bank AG.

Kyle Geoghegan, age 41, has been our Senior Vice President – Loan Originations since 2007.  Mr. Geoghegan has been a Managing Director of Resource Real Estate Funding, Inc., a wholly-owned real estate subsidiary of Resource America, since July 2006.  Mr. Geoghegan co-manages the whole loan origination platform for Resource Real Estate Funding and is based in Los Angeles.  Mr. Geoghegan worked at Bear Stearns from January 1998 to May 2006, serving as a Managing Director who co-managed the Bear Stearns Commercial Mortgage office in Los Angeles.  Prior to joining Bear Stearns, Mr. Geoghegan spent four years as a real estate loan officer at PNC Bank in Philadelphia, PA, primarily originating construction and bridge loans.

Yvana Melini, age 34, has been our Vice President and Director of Asset Management since 2008.  Ms. Melini has served as Vice President of Debt Asset Management for Resource Real Estate since 2006.  From 2000 to 2006, Ms. Melini served as a Vice President of both the Structured Asset Management and CMBS Credit Administration groups for Capmark Finance, Inc. (formerly GMAC Commercial Mortgage Corporation).  Prior to her employment with Capmark, Ms. Melini served as Senior Underwriter for the Northeast Commercial Real Estate Lending division of Washington Mutual Bank.  Ms. Melini has also privately consulted on various due diligence projects for large institutional investors and purchasers of “B Notes” (subordinated interest first mortgage loans) within the commercial mortgage-backed securities, or CMBS, marketplace.

Darryl Myrose, age 36, has been our Senior Vice President – Loan Originations since 2007.  Mr. Myrose has been a Managing Director of Resource Real Estate Funding since July 2006.  Mr. Myrose co-manages the whole loan origination platform for Resource Real Estate Funding and is based in Los Angeles.  Mr. Myrose worked at Bear Stearns from April 1996 to May 2006, serving as a Managing Director who co-managed the Bear Stearns Commercial Mortgage office in Los Angeles.  Prior to joining Bear Stearns, Mr. Myrose was employed with Clarion Advisors (formerly Jones Lang Wootton Realty Advisors) where he was an asset management analyst.

Thomas C. Powers, age 45, has been our Vice President – Loan Originations since 2007.  Mr. Powers has been Senior Vice President of Resource Real Estate Funding since January 2008 and was Vice President from 2006 to 2008.  Mr. Powers is responsible for real estate asset management, including investment origination, and transaction management.  Mr. Powers has over 20 years of commercial real estate, workout and risk management experience.  Prior to joining Resource Real Estate Funding, Mr. Powers was a senior member of the real estate credit risk management and workout group at Merrill Lynch.  Prior to his employment with Merrill Lynch, Mr. Powers worked in the project finance group at UBS Investment Bank.

Joan M. Sapinsley, age 58, has been our Senior Vice President – CMBS since 2007.  Ms. Sapinsley joined Resource Financial Fund Management in February 2007 as Managing Director and manages our CMBS portfolio. Prior to joining Resource Financial Fund Management, Ms. Sapinsley was a Managing Director at Teachers Insurance and Annuity Association (TIAA), where she worked from 1992 through 2006 purchasing CMBS. She was responsible for all single borrower and single asset CMBS, as well as subordinate CMBS and B-notes.  She also directed TIAA’s conduit origination and securitization activities. Before TIAA, Ms. Sapinsley was a Director in the Financial Services Group of Cushman & Wakefield and a real estate consultant at Laventhol & Horwath.

Michael S. Yecies, age 42, has been our Chief Legal Officer and Secretary since March 2005 and our Senior Vice President since July 2007.  Mr. Yecies has been Senior Vice President of Resource America since 2005, Chief Legal Officer and Secretary since 1998 and was Vice President from 1998 to 2005.  From 1994 to 1998 he was an attorney at the law firm of Duane Morris LLP.

CORPORATE GOVERNANCE

Our Board of Directors and Its Committees

Our common stock is listed on the NYSE under the symbol “RSO” and we are subject to the NYSE’s listing standards.  The Board has determined that each of Messrs. Beach, Hart, Ickowicz, Levin and Neff satisfy the requirement for independence set out in Section 303A.02 of the rules of the NYSE and that each of these directors has no material relationship with us (other than being a director and/or a stockholder).  In making its independence determinations, the Board sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his immediate family or affiliates and our company and our affiliates and did not rely on categorical standards other than those contained in Section 303A.01 of the NYSE rules.

The Board held a total of 12 meetings during fiscal 2009.  Each of the directors attended at least 75% of the meetings of the Board and of the committees on which he served during fiscal 2009.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Investment Committee.  All of the members of each committee, other than the Investment Committee, are “independent” directors as that term is defined in the NYSE’s listing standards.

As set forth in our Corporate Governance Guidelines and in accordance with NYSE listing standards, the non-management directors meet in executive sessions quarterly without management.  The director who presides at these meetings is rotated each meeting.  Interested parties wishing to communicate directly with the non-management directors may contact the chairman of the Audit Committee, P. Sherrill Neff, at Quaker BioVentures, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104.

Audit Committee.  The Audit Committee reviews the scope and effectiveness of audits by the internal and independent accountants, is responsible for the engagement of independent accountants, and reviews the adequacy of our internal financial controls.  Members of the committee are Messrs. Neff (Chairman), Beach and Hart.  The Board has determined that each member of the committee meets the independence standards for audit committee members set forth in the NYSE listing standards and in the Securities Exchange Act of 1934, as amended, and that Messrs. Beach and Neff each qualifies as an “audit committee financial expert” as that term is defined in the NYSE and Exchange Act rules and regulations.  The committee held four meetings during fiscal 2009.  The Audit Committee charter is available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who requests it.

Compensation Committee.  The principal functions of the Compensation Committee are to:

·	review the compensation payable to our directors;

·	review the compensation and fees payable to the Manager under our management agreement; and

·	administer the issuance of any stock or stock options issued to the employees of Resource Capital Manager, our external manager, or Resource America who perform services for us.

Under our management agreement with the Manager and Resource America, the Manager assumes principal responsibility for managing our affairs and providing the personnel that we need to conduct our operations.  The Manager and Resource America are responsible for paying the compensation of all such personnel and, consequently, such personnel do not receive separate compensation from us.  However, we reimburse the Manager for all of the wages, salary and benefits established and paid by the Manager to our Chief Financial Officer and three accounting professionals, each of whom is exclusively dedicated to our operations, and 50% of the wages, salary and benefits established and paid by the Manager to our director of investor relations, who is 50% dedicated to our operations.

The members of the committee are Messrs. Beach (Chairman), Levin and Neff.  The committee held two meetings during fiscal 2009. The Compensation Committee Charter is available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who requests it.

Nominating and Governance Committee.  The Nominating and Governance Committee is appointed by the Board to:

·
assist it and us maintain an effective and knowledgeable Board, including assisting the Board by identifying individuals qualified to become directors and recommending to the Board the director nominees for the next annual meeting of stockholders and the directors to be appointed to the Audit, Compensation and Nominating and Governance Committees; and

·	develop and recommend for the Board’s consideration governance guidelines for us.

The committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a recommended nominee.  The committee seeks to insure that the membership of the Board and each committee satisfies all relevant NYSE listing standard requirements, applicable laws and requirements of our governance documents.  The committee seeks to achieve a mixture of skills which are all related to our business.  The nature of the specific qualifications, qualities or skills that the committee may look for in any particular director nominee is dependent on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board.

The committee identifies director nominees by first evaluating the current members of the Board willing to continue in service.  Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, if the nominating and governance committee or Board decides not to re-nominate a member for re-election, or if we decide to expand the Board, the committee identifies the desired skills and experience of a new nominee consistent with the nominating and governance committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The members of the committee are Messrs. Levin (Chairman), Beach and Hart.  The committee held one meeting during fiscal 2009. Our Corporate Governance Guidelines and Nominating and Governance Committee charter are both available on our website at www.resourcecapitalcorp.com, and we will provide a printed copy to any stockholder who so requests it.

Stockholder Recommendations for Director Nominees.  The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources.  In evaluating candidates, the committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements) and the mixture of skills and experience of the members of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation.  The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying candidates beyond being committed to ensuring that no person would be excluded from consideration for service as a director of ours as a result of their gender, race, religion, creed, sexual orientation or disability.  The committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals for the 2011 Annual meeting.”  Recommendations should include the following:

·	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the stockholder that has recommended the candidate;

·	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Board; and

·	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the NYSE.

The Board may also request such additional information concerning the proposed nominee as may be reasonably required to determine whether each person recommended by a stockholder meets the criteria discussed above and to enable us to make appropriate disclosures to stockholders.

Investment Committee.  The Investment Committee was established in March 2007 to review and consider all proposed investments by our company equal to or in excess of $12.5 million.  The Board as a whole reviews and considers proposed investments equal to or in excess of $30.0 million, and all credit facilities or financing with recourse to us in excess of the amount of equity invested.  The members of the committee are Messrs. J. Cohen (Chairman), Beach, Ickowicz and Kessler.  The committee held four meetings during fiscal 2009.

Communication with the Board.  The Board has established a process for stockholders to send communications to it.  Stockholders may communicate with the Board, or any director or committee chairperson, by writing to such parties in care of Michael S. Yecies, Senior Vice President, Chief Legal Officer and Secretary, Resource Capital Corp., 712 Fifth Avenue, New York, NY  10019.  Communications addressed to the Board generally will be forwarded either to the appropriate committee chairperson or to all directors.  Communications may be submitted confidentially and anonymously.  Under certain circumstances, we may be required by law to disclose the information or identity of the person submitting the communication.  There were no material actions taken by the Board as a result of communications received during fiscal 2009 from stockholders.  Certain concerns communicated to the Board also may be referred to our internal auditor or our Chief Legal Officer.  The Chairman of the Board or the Chairman of the Audit Committee may direct that concerns be presented to the Audit Committee, or to the full Board, or that they otherwise receive special treatment, including retention of external counsel or other advisors.

Attendance at Annual Meetings.  We do not have a formal policy regarding Board member attendance at our annual meeting of stockholders.  All of our Board members attended last year’s annual meeting of stockholders and we anticipate that all of them will attend the Meeting.

Board Leadership Structure and Role in Risk Oversight

We have no specific policy with respect to the separation of the offices of Chairman and the Chief Executive Officer.  This issue is part of the succession planning process and is within the scope of the Board’s authority to decide.  Currently, Steven J. Kessler serves as Chairman of the Board and Jonathan Z. Cohen serves as Chief Executive Officer.  The Board believes that our Corporate Governance Guidelines provide it with appropriate flexibility to determine from time to time the leadership structure that best enables us to pursue our business strategies and goals.  The Board believes that its current leadership structure is appropriate in that it gives us the benefit of the significant expertise that both Messrs. Kessler and J. Cohen have in finance and real estate, as well as the working relationship they have developed in the past thirteen years.

Risk management, led by our officers and the Board, is a company-wide function that is responsible for an integrated effort to identify, assess and manage risks that may affect our ability to execute on our business strategy and fulfill our business objectives. The Board’s role is to oversee this function.  The Audit Committee enhances the Board’s oversight of risk management.  The Audit Committee’s role is also one of oversight, recognizing that management is responsible for executing our risk management policies. The Audit Committee’s responsibilities include discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also discusses guidelines and policies to govern the process by which risk assessment and management is undertaken.

Code of Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees.  We will provide to any person without charge, upon request, a copy of our code of conduct.  Any such request should be directed to us as follows: Resource Capital Corp., 712 Fifth Avenue, New York, NY  10019, Attention: Secretary.  Our code of conduct is also available on our website at www.resourcecapitalcorp.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of conduct by posting such information on our website, unless otherwise required by applicable law or regulation.

Report of the Audit Committee

The Audit Committee has approved the following report.

In connection with its function of overseeing and monitoring our financial reporting process, the Audit Committee has done the following:

·	reviewed and discussed our consolidated financial statements for the fiscal year ended December 31, 2009 with our management;

·
discussed with our independent registered public accounting firm, Grant Thornton LLP, or Grant Thornton, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T; and

·
received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements be included in the 2009 Form 10-K.

P. Sherrill Neff, Chairman
Walter T. Beach
William B. Hart

Principal Accounting Fees and Services

Appointment of Independent Auditors.  Upon the recommendation of the Audit Committee, approved by the Board, Grant Thornton LLP served as our independent auditors during fiscal year 2009 and will serve as our independent auditors during fiscal year 2010.

Attendance at the Meeting.  We anticipate that a representative of Grant Thornton LLP will be present at the Meeting.  If they desire to do so, Grant Thornton LLP will have the opportunity to make a statement at the Meeting.  We also expect that the representative of Grant Thornton LLP will be available to respond to appropriate questions.

Audit Fees.  The aggregate fees billed by our independent auditors, Grant Thornton LLP, for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2009 and 2008 (including a review of internal controls for 2009 and 2008 as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q during each of the years then ended were $572,000 and $668,000, respectively.

The aggregate fees billed by Grant Thornton LLP for audit services in connection with the filing of our registration statements with the Securities and Exchange Commission were approximately $117,000 and $42,000 for the years ended December 31, 2009 and 2008, respectively.

Audit-Related Fees.  The aggregate fees billed by Grant Thornton LLP for audit-related services, including consulting on accounting issues were $0 and $40,000 for the years ended December 31, 2009 and 2008, respectively.

Tax Fees.  There were no fees paid to Grant Thornton LLP for professional services related to tax compliance, tax advice or tax planning for the years ended December 31, 2009 and 2008.

All Other Fees.  We did not incur fees in 2009 and 2008 for other services not included above.

Audit Committee Pre-Approval Policies and Procedures.  The audit committee will, on at least an annual basis, review audit and non-audit services performed by Grant Thornton, LLP as well as the fees charged by Grant Thornton, LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the audit committee.  All of such services and fees were pre-approved during the year ended December 31, 2009.

2009 NON-EMPLOYEE DIRECTOR COMPENSATION

We compensate only independent directors for their services as directors.  Our 2009 compensation package for independent directors was comprised of cash (annual retainer) and restricted stock awards.  The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders.  Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants.

For 2009, the Board approved compensation for each independent director consisting of an annual cash retainer of $52,500 and an annual stock award valued at $22,500 on the date of grant on the anniversary of the date each of them became a director.  The following table sets forth director compensation for 2009:

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Walter T. Beach	52,500	22,499	74,999
William B. Hart	52,500	22,499	74,999
Murray S. Levin	52,500	22,499	74,999
P Sherrill Neff	52,500	22,499	74,999
Gary Ickowicz	52,500	22,499	74,999
Edward E. Cohen(3)	−	−	−
Steven J. Kessler(3)	−	−	−

(1)	Table excludes Mr. J. Cohen, a NEO, whose compensation is set forth in the Summary Compensation Table.

(2)
On March 9, 2009, Messrs. Beach, Hart, Levin and Neff were each granted 11,479 shares based upon a price of $1.96, the closing price on that day.  On February 1, 2009, Mr. Ickowicz was granted 6,716 shares based upon a price of $3.35, the closing price on that day.

(3)
We do not compensate non-independent directors for their service on the Board.  However, RCC will reimburse Resource America for Mr. Kessler’s compensation and related business expenses, since Resource America employs Mr. Kessler but Mr. Kessler devotes substantially all of his business time to his service as our Chairman.  We did not reimburse Resource America any amount for Mr. Kessler in 2009.

COMPENSATION DISCUSSION AND ANALYSIS

We are required to provide information regarding the compensation program in place for our CEO, CFO and the three other most highly-compensated executive officers whose compensation exceeded $100,000 in 2009. In the following discussion, we refer to these officers as our “Named Executive Officers” or “NEOs.”

Objectives of Our Compensation Program

We have no employees.  We are managed by our Manager pursuant to a management agreement, between our Manager and us.  All of our NEOs are employees of our Manager or one of its affiliates.  We have not paid, and do not intend to pay, any cash compensation to our NEOs although we reimburse the Manager for the wages, salary and benefits established and paid by the Manager to our Chief Financial Officer.  However, our Compensation Committee may, from time to time, grant equity awards in the form of restricted stock, stock options or performance awards to our NEOs pursuant to our 2005 Stock Incentive Plan and/or the 2007 Omnibus Equity Compensation Plan.  These awards are designed to align the interests of our NEOs with those of our stockholders, by allowing our NEOs to share in the creation of value for our stockholders through stock appreciation and dividends.  These equity awards are generally subject to time-based vesting requirements designed to provide incentives to our NEOs to achieve strong performance for our company. These awards further provide us flexibility in attracting, motivating and retaining talented individuals at our Manager.

Setting Executive Compensation

Our NEOs are employees of Resource America, which determines the base salary, cash incentive compensation and, for grants of Resource America equity securities, equity incentive compensation that is paid to our NEOs.  A portion of the base salary and cash incentive compensation paid to each of our NEOs except our Chief Financial Officer is derived from the fees paid by us under the management agreement.  We do not control how such fees are allocated by Resource America to its employees.  For a description of our management agreement, see “Certain Relationships and Related Party Transactions.”  We disclose the cash amounts paid by Resource America to our Chief Financial Officer (for which we reimburse Resource America), our only NEO who devotes his full business time to our affairs, in the Summary Compensation Table below.

When Resource America makes its determination of the amount of compensation it will award to one of our NEOs, including in particular the amount of Resource America securities that Resource America will grant as equity incentive compensation, Resource America also considers, but does not determine, the amount of our securities we propose to grant as equity incentive compensation to that NEO.  Similarly, in determining the amount of equity incentive compensation we grant to one of our NEOs, our compensation committee considers, but does not determine, the compensation that Resource America proposes to grant to that NEO, including Resource America’s grant of Resource America securities as equity incentive compensation.  Our respective compensation committees base their analyses and determinations upon recommendations submitted by Jonathan Z. Cohen, who is Chief Executive Officer of both companies, for all of our NEOs other than himself.  Resource America’s compensation committee determines the amount of compensation Resource America will award Mr. J. Cohen, while our compensation committee determines the amount of any Resource Capital equity incentive compensation we award to Mr. J. Cohen.  These analyses and determinations are not based upon any particular compensation matrix or formula, but instead are based upon qualitative evaluations by Mr. J. Cohen and the compensation committees.  Our compensation committee does not make recommendations to Resource America as to the amount of compensation Resource America grants to our NEOs, nor does Resource America’s compensation committee make recommendations to us regarding the amount of equity incentive compensation awarded by us to our NEOs.

Our compensation committee operates under a written charter adopted by our Board, a copy of which is available on our website at www.resourcecapitalcorp.com.  Our compensation committee determines compensation amounts after the end of Resource America’s fiscal year and makes equity awards after our fiscal year end.  Therefore, awards made after our fiscal year end are not reflected in our Summary Compensation Table or Grants of Plan-Based Awards table until our following fiscal year.  Our compensation committee has the discretion to issue equity awards at other times during our fiscal year.

Elements of Our Compensation Program

As described above, our NEOs do not receive cash compensation from us, although beginning in October 2009, we agreed to reimburse Resource America for the wages, salary and benefits of our Chief Financial Officer.  However, our compensation committee may, from time to time, grant equity awards in the form of restricted stock, stock options or performance awards to our NEOs pursuant to our 2005 Stock Incentive Plan and/or the 2007 Omnibus Equity Compensation Plan as follows:

Stock Options.  Stock options provide value to the executive only if our stock price increases after the grants are made.  Stock options typically vest 33.3% per year.

Restricted Stock.  Restricted stock units reward stockholder value creation slightly differently than stock options:  restricted stock units are impacted by all stock price changes, both increases and decreases.  Restricted stock units generally vest 33.3% per year and include a right to receive dividends on unvested shares.

Resource America Restricted Stock.  As described above, Resource America’s compensation committee approves awards of Resource America restricted stock to NEOs.  These awards generally vest 25% per year, and may include a right to receive dividends on unvested shares.

Resource America Stock Options.  As described above, Resource America’s compensation committee approves awards of Resource America options to receive restricted stock to NEOs.  These awards generally vest 25% per year.

Supplemental Incentive Arrangements with David Bloom.  In October 2007, we entered into an agreement with David Bloom, our Senior Vice President−Real Estate Investments, which awarded him 50,000 shares of our restricted stock under our 2005 Stock Incentive Plan.  These shares were fully vested at December 31, 2009.

In December 2007, Resource America entered into another agreement with Mr. Bloom which provides for awards to him of our restricted stock and Resource America restricted stock.  With respect to our restricted stock, which was approved by our Compensation Committee, Mr. Bloom was awarded 120,000 shares, 60,000 of which are subject to vesting over time and 60,000 of which are earned based on the achievement of predetermined, objective performance goals over a multi-year performance period.  We pay dividends on unvested awards.  With respect to the shares that vest over time, 15% vested on June 30, 2008, 15% vested on June 30, 2009 and 70% vest on December 31, 2010, provided that Mr. Bloom is employed by Resource America at that date.  The award opportunities, presented in number of potential shares earned, are included in the Grant of Plan-Based Awards table below.  Performance-based shares are earned on achievement of performance goals over the performance period beginning July 1, 2007 and ending June 30, 2010, with one-third of the shares potentially being earned at the end of each 12-month measurement period.  As of December 31, 2009, one-third of such shares were earned, one-third of such shares were forfeited and one-third of such shares remain available to be earned.  The performance measures are as follows:

·
Loan Origination. For each measurement period, the loan origination volume generated by Mr. Bloom and his colleagues in Resource America’s Los Angeles office, which we refer to as Mr. Bloom’s team, must be equal to or greater than 90% of the loan origination volume generated by Mr. Bloom’s team for the previous 12-month period.  Resource America may waive the loan origination performance criteria, if in its reasonable discretion, reaching such levels could not be reasonably achieved notwithstanding Mr. Bloom’s team’s best efforts.  Our compensation committee along with Resource America’s compensation committee determine whether to exercise this discretion.

·
Portfolio Diversity.  The loans generated by Mr. Bloom’s team during the measurement period must conform to the diversity and loan type standards set forth in the investment parameters of the commercial real estate CDOs managed on our behalf.

·
Pricing.  The gross weighted average spread on loans generated by Mr. Bloom’s team during the measurment period must be not less than 250 basis points over the applicable index.  Resource America may exclude certain loans from this calculation and/or may waive the pricing provision for the measurement period in its entirety.

·
Credit Quality. There shall have been no principal losses during the measurement period on any loan originated by Mr. Bloom’s team and no greater than 10% of the loans originated by Mr. Bloom’s team (measured by principal balance) shall have been in default during such measurement period.

If the performance criteria for a given measurement period are largely, but not entirely, met, the compensation committee will reasonably take such substantial performance into account in determining whether there should be an equitable partial earning of the award for such measurement period.  Once earned, the shares of restricted stock vest over the following two years, at the rate of one-eighth (1/8) per quarter, as long as Mr. Bloom is employed by Resource America on the last day of such quarter. The performance-based stock awards are disclosed under the Grants of Plan-Based Awards table under the heading “Estimated future payouts under equity incentive plan awards” and in the Outstanding Equity Awards at Fiscal Year-End table under the heading “Equity incentive plan awards.”

How We Determined 2009 Compensation

In light of the general adverse economic conditions in the market, and the effects of the market on our performance, the compensation committee decided to significantly reduce the value of the bonus awards to our NEOs.  However, the Committee recognized our NEOs’ prudent management efforts in a challenging environment, and believed that, for Mr. Bryant and Mr. Bloom, restricted stock awards were appropriate to recognize those efforts and retain their services.

Upon the recommendation of our Chief Executive Officer, our Compensation Committee made the following awards for fiscal 2009:

·
Mr. Bryant was awarded 23,364 shares of restricted stock for fiscal 2009, as compared to 13,484 shares of restricted stock for fiscal 2008.  Mr. Bryant was also awarded 5,000 Resource America options for fiscal 2008.

·
Mr. Bloom was awarded 44,502 shares of restricted stock for fiscal 2009, as compared to 18,878 shares of restricted stock for fiscal 2008.  See “− Elements of Our Compensation Program−Supplemental Incentive Arrangements with David Bloom.”

Report of the Compensation Committee

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on its review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been provided by the compensation committee of the Board of Directors of Resource Capital Corp.

Walter T. Beach, Chairman
Murray S. Levin
P. Sherrill Neff

EXECUTIVE COMPENSATION

Executive Compensation Summary

The following table sets forth certain information concerning the compensation earned in fiscal 2009, 2008 and 2007 for our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compen-sation ($)(3)	Total ($)
Jonathan Z. Cohen	2009	−		−		−	−	−	−
Chief Executive Officer,	2008	−		−		−	−	−	−
President and Director	2007	−		−		1,499,989	−	−	1,499,989

David J. Bryant	2009	240,000	(1)	120,000	(1)	49,999	−	−	409,999
Senior Vice President,	2008	240,000	(1)	185,000	(1)	124,997	−	15,425	565,422
Chief Financial Officer, Chief Accounting Officer and Treasurer	2007	240,000	(1)	120,000	(1)	71,989	−	47,978	479,967

David E. Bloom	2009	−		−		151,777	−	−	151,777
Senior Vice President−	2008	−		−		174,999	−	−	174,999
Real Estate Investments	2007	−		−		1,385,597	−	−	1,385,597

(1)
Mr. Bryant’s salary and bonus were paid by Resource America.  We began to reimburse Resource America for Mr. Bryant’s salary and bonus in October 2009.  Amounts represent salary and bonus earned for the years indicated, but may not have been paid in full in the respective years.

(2)
Grant date fair value, valued in accordance with FASB Accounting Standards Codification Topic 718 as the closing price of our common stock on the grant date.  In valuing options awarded to Messrs. J. Cohen, Bryant, and Bloom at $0.04 per option, we used the Black-Scholes option pricing model to estimate the weighted average fair value of each option granted with weighted average assumptions for (a) expected dividend yield of 27.3%, (b) risk-free interest rate of 3.3%, (c) expected volatility of 51.0%, and (d) an expected life of 7.0 years.

(3)
2008 amount represents award of options to purchase Resource America common stock.  The grant date fair value is $3.09 per option, using the Black-Scholes option pricing model to estimate the fair value of each option granted with assumptions for (a) expected dividend yield of 3.4%, (b) risk-free interest rate of 3.8%, (c) expected volatility of 49.5%, and (d) an expected life of 6.3 years.  2007 amounts represent award of Resource America restricted stock earned during 2007, valued at the closing price of Resource America common stock on the date of the grant in January 2007.

Grants of Plan-Based Awards

During 2009, we made restricted stock awards to our NEOs.  The following table sets forth information with respect to each of these awards on a grant-by-grant basis.  We made no option awards in 2009.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant date	All other stock awards: number of shares of stock (#)	Grant date fair value of stock and option awards ($)(1)
David J. Bryant
Our restricted stock	02/20/09	23,364	49,999

David E. Bloom
Our restricted stock	02/03/09	20,000	67,000
Our restricted stock	07/30/09	24,502	84,777

(1)	Based on the closing price of our stock on the respective grant dates.

Outstanding Equity Awards at Fiscal Year-End

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2009:

·	restricted stock awards;

·	Resource America restricted stock awards; and

·	multi-year performance-based stock awards--the ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

The following table sets forth information with respect to each of these awards on an award-by-award basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

Jonathan Z. Cohen	100,000	−		−	15.00	03/07/15	7,265		35,744		−		−

David J. Bryant	10,000	−		−	15.00	03/07/15	32,707		160,918		−		−
	−	5,000	(3)		8.14	05/21/18	580	(4)	2,343	(4)	−		−

David E. Bloom	100,000	−		−	15.00	03/07/15	85,060		418,495		20,000	(2)	98,400

(1)	Based on the closing price of our common stock of $4.92 on December 31, 2009.

(2)
Represents performance-based restricted stock awards under our 2007 Omnibus Equity Compensation Plan that vest based on the achievement of pre-determined objective performance goals over a multi-year performance period.  See “Compensation Discussion and Analysis – Elements of Our Compensation Program - Supplemental Incentive Arrangements with David Bloom.”

(3)	Represents options to purchase shares of Resource America common stock that vest 25% on each anniversary date through May 21, 2012.

(4)	Represents shares of Resource America common stock. Based upon a price of $4.04, the price of Resource America’s common stock on December 31, 2009.

Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards that vested during 2009 for our NEOs.  There were no stock options exercised by such officers during 2009.

OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Jonathan Z. Cohen	40,163	150,581

David J. Bryant (our stock)	5,886	18,730
(Resource America stock)	460	1,987

David E. Bloom	56,945	214,831

(1)	Represents the market price of our common stock on the vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Transactions

We have entered into a management agreement under which the Manager receives substantial fees.  We describe these fees in our 2009 Form 10-K, Item 1 − “Business − Management Agreement.”  For the year ended December 31, 2009, the Manager earned base management fees of approximately $3.8 million and incentive compensation fees of $4.6 million (including $1.2 million paid in the form of 217,149 shares of our common stock).  We also reimburse the Manager for financial services expense, rent and other expenses incurred in the performance of its duties under the management agreement.  Pursuant to an amendment to the management agreement on October 16, 2009, the Manager must provide us with a Chief Financial Officer and three accounting professionals, each of whom will be exclusively dedicated to our operations.  The Manager will also provide us with a director of investor relations who will be 50% dedicated to our operations.  The amendment provides that we will bear 100% of the expense of the wages, salaries and benefits of the Chief Financial Officer and three accounting professionals and 50% of the salary and benefits of the director of investor relations.  For the year ended December 31, 2009, we paid aggregate reimbursements to the Manager of $664,000.  In addition, we are required to reimburse the Manager and Resource America for expenses for employees of Resource America who perform legal, accounting, due diligence and other services that outside professionals or consultants would otherwise perform.  No such expense reimbursements were made in the year ended December 31, 2009.  In December 2009, we, the Manager and Resource America agreed that for each of the fiscal quarters ending on December 31, 2009 and March 31, 2010, the total incentive management fee payable to the Manager pursuant to the management agreement would not exceed $1.5 million.

As of December 31, 2009, we had executed six CDO transactions.  These CDO transactions were structured for us by the Manager; however, the Manager was not separately compensated by us for executing these transactions and is not separately compensated by us for managing the CDO entities and their assets.

Resource America, entities affiliated with it and our executive officers and directors collectively beneficially own 5,048,352 shares of common stock, representing approximately 12% of our common stock on a fully-diluted basis.  Our executive officers are also officers of our Manager and/or of Resource America or its subsidiaries.

On May 14, 2009, we borrowed $4.5 million from Resource America.  We repaid the promissory note the same day and paid Resource America a commitment fee of $180,000.

On December 1, 2009, we purchased for $2.1 million a membership interest in RRE VIP Borrower, LLC (an unconsolidated entity that holds our interests in a joint venture) from Resource America at book value.  This joint venture, which is structured as a credit facility with Varde Investment Partners, LP acting as lender, finances the acquisition of distressed properties and mortgage loans.  We recorded the investment balance of $2.1 million at December 31, 2009 as an investment in unconsolidated entities on our consolidated balance sheet.

On January 15, 2010, we loaned $2.0 million to Resource Capital Partners.  The loan proceeds were used by Resource Capital Partners’ to acquire a 5% limited partnership interest in the Resource Real Estate Opportunity Fund, L.P., which interest secures the loan.  The loan bears interest at a fixed rate of 8.0% per annum on the unpaid principal balance.  In the event of default, interest will accrue and be payable at a rate of 5.0% in excess of the fixed rate.  Interest payments are due quarterly commencing on April 15, 2010.  Mandatory principal payments must also be made to the extent distributable cash or other proceeds from the partnership represents a return of Resource Capital Partners’ capital.  The loan matures on January 14, 2015, with an option to extend the maturity date for two additional 12-month periods.

LEAF Financial Corp. a majority-owned subsidiary of Resource America, originates and manages our equipment lease and note investments.  We purchase these investments from LEAF Financial at a price equal to their book value plus a reimbursable origination cost not to exceed 1% to compensate LEAF Financial for its origination costs.  In addition, we pay LEAF Financial an annual servicing fee, equal to 1% of the book value of managed assets, for servicing our equipment lease investments.  During the year ended December 31, 2009, we paid LEAF Financial $505,000 in annual servicing fees.

On June 30, 2009, we sold our sole membership interest in our subsidiary that held a pool of leases valued at $89.8 million and transferred the $82.3 million balance of the related secured term facility to Resource America.  No gain or loss was recognized on the sale of this membership interest.  We received a promissory note in the amount of $7.5 million from Resource America for the equity in the portfolio on June 30, 2009.  The promissory note bore interest at the London Interbank Offered Rate plus 3% and was paid in full by August 3, 2009.

On March 5, 2010, we entered into a promissory note with LEASE Equity Appreciation Fund II LP, which we refer to as LEAF II, that allows for an $8.0 million term loan facility, of which $3.0 million was funded on March 5, 2010, for a one year term at 12% payable quarterly, with a 1% loan fee and 20% amortization, which is secured by all the encumbered assets of LEAF II and is to be fully repaid by March 3, 2011.

Until 1996, Edward E. Cohen, a director who was our Chairman from our inception until November 2009, was of counsel to Ledgewood, P.C., a law firm.  In addition, one of our executive officers, Jeffrey F. Brotman, was employed by Ledgewood until 2007.  For the year ended December 31, 2009, we paid Ledgewood $660,000 for legal services.  Mr. Cohen receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood and its redemption of his interest in the firm.  For the year ended December 31, 2009, those payments were $120,000.  Mr. Brotman also receives certain debt service payments from Ledgewood related to the termination of his affiliation with Ledgewood.  For the year ended December 31, 2009, those payments were $40,000.

Policies and Procedures Regarding Related Transactions

Under our management agreement with the Manager and Resource America, we have established policies regarding the offer of potential investments to us, our acquisition of those investments and the allocation of those investments among other programs managed by the Manager or Resource America.  We have also established policies regarding investing in investment opportunities in which the Manager or Resource America has an interest and regarding investing in any investment fund or CDO structured, co-structured or managed by the Manager or Resource America.

The Manager and Resource America must offer us the right to consider all investments they identify that are within the parameters of our investment strategies and policies.  For all potential investments other than in equipment leases and notes, if the Manager and Resource America identify an investment that is appropriate both for us and for one or more other investment programs managed by them, but the amount available is less than the amount sought by all of their investment programs, they will allocate the investment among us and such other investment programs in proportion to the relative amounts of the investment sought by each.  If the portion of the investment allocable to a particular investment program would be too small for it to be appropriate for that investment program, either because of economic or market inefficiency, regulatory constraints (such as REIT qualification or exclusion from regulation under the Investment Company Act of 1940) or otherwise, that portion will be reallocated among the other investment programs.  Investment programs that do not receive an allocation will have preference in future investments where investment programs are seeking more of the investment than is available so that, on an overall basis, each investment program is treated equitably.

To equitably allocate investments that the Manager or Resource America has acquired at varying prices, the Manager and Resource America will allocate the investment so that each investment program will pay approximately the same average price.

With respect to equipment leases and notes, if an investment is appropriate for more than one investment program, including us, the Manager and Resource America will allocate the investment based on the following factors:

·	which investment program has been seeking investments for the longest period of time;

·	whether the investment program has the cash required for the investment;

·	whether the amount of debt to be incurred with respect to the investment is acceptable for the investment program;

·	the effect the investment will have on the investment program’s cash flow;

·	whether the investment would further diversify, or unduly concentrate, the investment program’s investments in a particular lessee, class or type of equipment, location or industry; and

·	whether the term of the investment is within the term of the investment program.

The Manager and Resource America may make exceptions to these general policies when other circumstances make application of the policies inequitable or uneconomic.

The Manager has also instituted policies designed to mitigate potential conflicts of interest between it and us, including:

·
We will not be permitted to invest in any investment fund or CDO structured, co-structured or managed by the Manager or Resource America other than those structured, co-structured or managed on our behalf.  The Manager and Resource America will not receive duplicate management fees from any such investment fund or CDO to the extent we invest in it.

·
We will not be permitted to purchase investments from, or sell investments to, the Manager or Resource America, except that we may purchase investments originated by those entities within 60 days before our investment.

Except as described above or provided for in our management agreement with the Manager and Resource America, we have not adopted a policy that expressly prohibits transactions between us or any of our directors, officers, employees, security-holders or affiliates.  However, our code of business conduct and ethics prohibits any transaction that involves an actual or potential conflict except for transactions permitted under guidelines which may be adopted by our Board of Directors.  No such guidelines have been adopted as of the date of this proxy statement.  In addition, our Board may approve a waiver of the code of ethics and business conduct for a specific transaction, which must be reported to our stockholders to the extent required by applicable law or NYSE rule.  No such waivers have been granted through the date hereof.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholders who desire to include proposals or director nominations in our 2011 proxy statement must submit such proposals or nominations to our Secretary no later than January 12, 2011.  Such items must comply with the eligibility standards promulgated by the SEC.

Also, under our Bylaws, any stockholder who wishes to nominate candidates for election as directors or present a proposal at our 2011 annual meeting of stockholders must deliver written notice to our Secretary no earlier than December 13, 2010 and no later than January 5, 2011.  The notice must contain all of the information required by our Bylaws, a copy of which is available upon request from the Secretary.

By order of the Board of Directors,

Michael S. Yecies, Secretary
May 12, 2010

RESOURCE CAPITAL CORP.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF RESOURCE CAPITAL CORP.

The undersigned hereby constitutes and appoints Jonathan Z. Cohen and Michael S. Yecies, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource Capital Corp. held of record by the undersigned on April 28, 2010, at the Annual Meeting of Stockholders of Resource Capital Corp. to be held Thursday, June 24, 2010 and at any and all adjournments thereof as follows:

ANNUAL MEETING OF STOCKHOLDERS OF

RESOURCE CAPITAL CORP.

June 24, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The proxy statement and our 2009 Annual Report
are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=192004&p=proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â	Please detach along perforated line and mail in the envelope provided	â

20830000000000001000 3	062410

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS:		2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BOUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.	For ☐	Against ☐	Abstain ☐
NOMINEES:
☐FOR ALL NOMINEES ☐WITHHOLD AUTHORITY FOR ALL NOMINEES ☐OR ALL EXCEPT (See instructions below)	¡ Walter T. Beach ¡ Edward E. Cohen ¡ Jonathan Z. Cohen ¡ William B. Hart ¡ Gary Ickowicz ¡ Steven J. Kessler ¡ Murray S. Levin ¡ P. Sherrill Neff	This proxy, when properly executed, will be voted in the manner specified above by the named proxies. If no direction is made, this proxy will be voted FOR all nominees listed.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: ●
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

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☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.